UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2015

CORBUS PHARMACEUTICALS

HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37348	46-4348039
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 River Ridge Drive, Norwood, MA	02062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 963-0100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 27, 2015, Corbus Pharmaceuticals Holdings, Inc. (the “Company”) issued a press release announcing that it is redeeming certain of its outstanding warrants (the “Warrants”) issued to investors in a private placement. Pursuant to a notice of redemption mailed to the affected Warrant holders (the “Holders”) on July 27, 2015, the Holders may exercise their Warrants at an exercise price of $1.00 per share until 5:00 p.m. Eastern Time on August 26, 2015 (the “Redemption Date”). After the Redemption Date, Holders of the Warrants will no longer be entitled to exercise their warrants for common stock and will have no rights, except to receive the redemption price of $0.0001 per Warrant.

The Company estimates that if all of the Warrants are exercised prior to the Redemption Date, the Company will receive gross proceeds of up to approximately $6.2 million. Since December 2014, the Company has already received approximately $5.1 million from the exercise of Warrants. The Company has engaged Aegis Capital Corp. (“Aegis”) to act as the Company’s warrant solicitation agent and will pay a fee of 5% of the gross proceeds derived from the exercise of the Warrants to Aegis.

A copy of the press release is attached hereto as Exhibit 99.1 and a copy of the notice of redemption sent is attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release issued by Corbus Pharmaceuticals Holdings, Inc. dated July 27, 2015.

99.2	Form of the Notice of Redemption Letter dated July 27, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORBUS PHARMACEUTICALS HOLDINGS, INC.

Dated: July 27, 2015	By:	/s/ Yuval Cohen
		Name:	Yuval Cohen
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Corbus Pharmaceuticals Holdings, Inc. dated July 27, 2015.

99.2	Form of the Notice of Redemption Letter dated July 27, 2015.